                                                                   EXHIBIT 99(A)

                           [AMETEK NEWS RELEASE LOGO]

Contact: William J. Burke (610) 889-5249

                    AMETEK ACHIEVES RECORD QUARTERLY RESULTS
                  --REVENUES INCREASE 16%, NET INCOME UP 32%--


Paoli, PA, October 20, 2004 -- AMETEK Inc. (NYSE: AME) today announced third quarter results that established quarterly records for sales, operating income, net income and diluted earnings per share.

AMETEK's third quarter 2004 sales of $310.7 million were up 16% from the $267.8 million recorded in the third quarter of 2003. Operating income for the third quarter of 2004 was $50.5 million, up 28% from the third quarter of 2003. Net income of $29.0 million was up 32% from last year's third quarter and diluted earnings per share were $.42 per share, up 31% over the same quarter of last year.

"AMETEK performed extremely well in the third quarter, establishing quarterly records for sales and earnings. This record performance was driven by strong internal growth, continued operational improvements, and contributions from our strategic acquisitions," commented Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

For the first nine months of 2004, AMETEK sales increased 12% to $906.0 million from $812.2 million in the same period of 2003. Operating income totaled $141.4 million, a 23% increase from $114.9 million earned in the first nine months of last year. Net income for the first nine months of 2004 was $81.4 million, up 28% from $63.5 million in the same period of 2003. Diluted earnings per share were up 26% to $1.18 per share for the first nine months of 2004.

ELECTRONIC INSTRUMENTS GROUP (EIG)

EIG's third quarter 2004 sales were $172.9 million, up 24% from last year's level of $139.0 million. Third quarter group operating income was up 29% to $32.1 million, versus $24.9 million in the same period of 2003. Group operating margins were 18.6%, up from 17.9% in the third quarter of 2003.

"EIG had a tremendous quarter," noted Mr. Hermance. "The revenue increase was driven by 8% internal growth and the contributions from the Taylor Hobson and Chandler Instruments acquisitions. Operating income was up sharply, driven by the top-line performance and the benefits of our operational excellence initiatives across the Group."

ELECTROMECHANICAL GROUP (EMG)

EMG's sales of $137.8 million were up 7% from $128.8 million in the third quarter of 2003. Third quarter group operating income of $24.0 million was up 11%, versus $21.6 million reported for the same period of 2003. EMG's operating income margin in the third quarter of 2004 was 17.4%, compared with 16.8% in the third quarter of 2003.

                                   --MORE --

AMETEK ACHIEVES RECORD RESULTS
PAGE 2.

"EMG also had an excellent quarter. The revenue growth was driven by strong performance in our differentiated businesses. Operating income was up 11% on the addition of Hughes Treitler and our continued operational improvements across the Group," added Mr. Hermance.

OUTLOOK

Mr. Hermance commented, "We are again raising our estimates for the year. Full-year revenues are expected to be up low double-digits on the benefits of our acquisition program and continued solid internal growth in each of our two Groups. Earnings are expected to be approximately $1.59 to $1.61 per diluted share, an increase of approximately 22% to 24% over 2003."

"Our fourth quarter 2004 sales are expected to be up low double-digits from last year's fourth quarter on internal growth in both segments and the contribution from the Taylor Hobson and Hughes-Treitler acquisitions. We expect our earnings to be approximately $.41 to $.43 per diluted share, an increase of approximately 14% to 19% over last year's fourth quarter," concluded Mr. Hermance.

CONFERENCE CALL

AMETEK, Inc. will Web cast it's Third Quarter 2004 investor conference call on Wednesday, October 20, 2004, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. To access the Web cast from ametek.com, click on the Audio Conference Call link. The call will be archived at www.ametek.com/investors. To access the audio archive, click on the Audio Conference Call link in the Investors Section.

CORPORATE PROFILE

AMETEK is a leading global manufacturer of electronic instruments and electric motors with annualized sales of more than $1.2 billion. AMETEK's Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

FORWARD-LOOKING INFORMATION

Statements in this news release that are not historical are considered "forward-looking statements" and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK's Securities and Exchange Commission filings.

                                      # # #
                         (Financial Information Follows)

                                  AMETEK, INC.
                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                     THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                        SEPTEMBER 30,                              SEPTEMBER 30,
                                                -----------------------------           -----------------------------
                                                  2004                 2003                2004               2003
                                                ---------           ---------           ---------           ---------
NET SALES                                       $ 310,707           $ 267,781           $ 906,047           $ 812,182
                                                ---------           ---------           ---------           ---------
EXPENSES:
 Cost of sales, excluding depreciation            216,534             190,049             640,479             586,398
 Selling, general and administrative               35,112              30,130              97,954              85,697
 Depreciation                                       8,608               8,123              26,184              25,191
                                                ---------           ---------           ---------           ---------
  Total expenses                                  260,254             228,302             764,617             697,286
                                                ---------           ---------           ---------           ---------

OPERATING INCOME                                   50,453              39,479             141,430             114,896
Other income (expenses):
 Interest expense                                  (7,541)             (6,459)            (20,676)            (19,426)
 Other, net                                          (659)                160                (696)               (939)
                                                ---------           ---------           ---------           ---------
Income before income taxes                         42,253              33,180             120,058              94,531
Provision for income taxes                         13,233              11,262              38,707              31,079
                                                ---------           ---------           ---------           ---------
NET INCOME                                      $  29,020           $  21,918           $  81,351           $  63,452
                                                =========           =========           =========           =========

DILUTED EARNINGS PER SHARE (a)                  $    0.42           $    0.32           $    1.18           $    0.94
                                                =========           =========           =========           =========

BASIC EARNINGS PER SHARE (a)                    $    0.43           $    0.33           $    1.20           $    0.96
                                                =========           =========           =========           =========


AVERAGE COMMON SHARES OUTSTANDING (a):

 Diluted shares                                    69,552              67,721              69,039              67,389
                                                =========           =========           =========           =========
 Basic shares                                      68,124              66,474              67,657              66,073
                                                =========           =========           =========           =========
Dividends per share (a)                         $    0.06           $    0.03           $    0.18           $    0.09
                                                =========           =========           =========           =========


(a) Amounts for 2003 have been restated to reflect a two-for-one stock split effective February 27, 2004.

                                  AMETEK, INC.
                  INFORMATION BY BUSINESS SEGMENT (UNAUDITED)
                                 (IN THOUSANDS)

                                       THREE MONTHS ENDED                      NINE MONTHS ENDED
                                         SEPTEMBER 30,                           SEPTEMBER 30,
                                -----------------------------           -----------------------------
                                   2004                2003                2004                2003
                                ---------           ---------           ---------           ---------
     NET SALES

Electronic Instruments          $ 172,929           $ 138,978           $ 483,094           $ 409,942
Electromechanical                 137,778             128,803             422,953             402,240
                                ---------           ---------           ---------           ---------
 Total Consolidated             $ 310,707           $ 267,781           $ 906,047           $ 812,182
                                =========           =========           =========           =========

  OPERATING INCOME

Electronic Instruments          $  32,083           $  24,886           $  86,215           $  66,753
Electromechanical                  24,029              21,640              72,378              65,131
                                ---------           ---------           ---------           ---------
 Total segments                    56,112              46,526             158,593             131,884
Corporate and other                (5,659)             (7,047)            (17,163)            (16,988)
                                ---------           ---------           ---------           ---------
  Total Consolidated            $  50,453           $  39,479           $ 141,430           $ 114,896
                                =========           =========           =========           =========

                                  AMETEK, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                        SEPTEMBER 30,       December 31,
                                                            2004                2003
                                                         ----------          ----------
                                                         (UNAUDITED)
ASSETS

Current assets:
 Cash, cash equivalents
  and marketable securities                              $   32,410          $   22,886
 Receivables, net                                           214,920             189,010
 Inventories                                                167,615             143,359
 Other current assets                                        34,567              26,811
                                                         ----------          ----------
  Total current assets                                      449,512             382,066

Property, plant and equipment, net                          203,416             213,622
Goodwill, net                                               608,735             506,964
Other intangibles, investments and other assets             129,926             112,195
                                                         ----------          ----------
  Total assets                                           $1,391,589          $1,214,847
                                                         ==========          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Short-term borrowings and current
  portion of long-term debt                              $   79,454          $  106,774
 Accounts payable and accruals                              204,461             182,457
                                                         ----------          ----------
  Total current liabilities                                 283,915             289,231

Long-term debt                                              407,964             317,674
Deferred income taxes and
 other long-term liabilities                                 87,899              78,812
Stockholders' equity                                        611,811             529,130
                                                         ----------          ----------
  Total liabilities and stockholders' equity             $1,391,589          $1,214,847
                                                         ==========          ==========


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